UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): June 9, 2020

HCI Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-34126	20-5961396
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 West Cypress Street, Suite 100

Tampa, Florida 33607

(Address of Principal Executive Offices)

(813) 405-3600

(Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HCI	NYSE

Item 1.01 Entry into a Material Definitive Agreement

To mitigate risk from hurricanes, floods and other catastrophes, each year our two insurance subsidiaries, Homeowners Choice Property & Casualty Insurance Company, Inc. and TypTap Insurance Company, implement a comprehensive reinsurance program whereby Homeowners Choice and TypTap pay premiums to other entities that agree to indemnify Homeowners Choice and TypTap against costs associated with policyholder claims caused by certain catastrophic events.

Homeowners Choice and TypTap have secured their reinsurance program for the year June 1, 2020 through May 31, 2021 (July 1, 2020 to June 30, 2021 in the case of flood coverage)  by entering into contracts with multiple private reinsurance companies and with the State Board of Administration of Florida, which administers the Florida Hurricane Catastrophe Fund.

The private reinsurance companies include Endurance Specialty Insurance Ltd., which is an affiliate of Sompo Holdings, Inc., Swiss Reinsurance America, AXIS Specialty Insurance Ltd., Chubb Tempest Reinsurance Ltd., MS Amlin AG, various Lloyd’s syndicates, National Liability & Fire Insurance Company, which is an affiliate of Berkshire Hathaway, Inc., and our own Bermuda-based reinsurance subsidiary, Claddaugh Casualty Insurance Company Ltd.

The reinsurance contracts provide various coverages, limits, retentions and durations. The private reinsurance contracts cover, in general, hurricanes, tropical storms, tornados, and other large events. Catastrophic flood coverage is provided under separate contracts. The Florida Hurricane Catastrophe Fund agreement covers only storms designated as hurricanes by the National Hurricane Center.

In light of recent policy growth at both Homeowners Choice (due to the acquisition of policies from another Florida-based insurance company) and TypTap, and despite increasing reinsurance rates, management determined a level of coverage larger than in previous years was prudent to protect the overall HCI business enterprise, the policyholders and the shareholders.

Our 2020-2021 reinsurance program provides coverage up to $1.4 billion for catastrophic losses in a single event, excluding flood losses, which according to catastrophe models approved by the Florida Office of Insurance Regulation is sufficient to cover the company’s probable maximum loss resulting from a 1 in 320-year storm based on projected exposure at September 30, 2020. The total coverage for all occurrences is $1.93 billion.  Retention under the contracts for our insurance subsidiaries, excluding the flood coverage, is approximately $16 million in the first event and $16 million in the second event. All our private reinsurers are AM Best rated ‘A-’ or better or have fully collateralized their potential obligations to us.

Premiums for the private reinsurance component of the program (excluding Claddaugh and flood coverage) are estimated to be $122.8 million. The cost of flood coverage is approximately $5.9 million. The Florida Hurricane Catastrophe Fund component of the program is estimated to cover 90% of $890.6 million of first event loss in excess of $349.4 million at a total estimated cost of $56.2 million.

Where we think prudent, particularly where in our view premium rates are high relative to the risk, we selectively retain risk by purchasing reinsurance from Claddaugh.  Excluding flood coverage, Claddaugh provides to Homeowners Choice and TypTap approximately $24.6 million of coverage in a first event and $13.8 million of coverage in a second event in exchange for premiums of approximately $9.7 million. Claddaugh will deposit funds into a trust account to fully collateralize its exposure to Homeowners Choice and TypTap.

Homeowners Choice and TypTap have entered into multi-year private reinsurance contracts that include retrospective provisions that adjust premiums in the event losses are minimal or zero.  In accordance with generally accepted accounting principles, we will recognize an asset in the period in which the absence of loss experience obligates the reinsurer to pay cash or other consideration under the contract. On the contrary, we will derecognize such asset in the period in which a loss experience arises. Such adjustments to the asset, which accrue throughout the contract term, will negatively impact our operating results if a catastrophic loss event occurs.

As a result of all of the above items, HCI Group expects to recognize net reinsurance premiums ceded of approximately $175 million from June 1, 2020 through May 31, 2021, assuming no losses occur during that period.  Our reinsurance premiums are an estimate based on exposure projections and subject to true up at September 30, 2020.

Forward Looking Statements

This form 8-K may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example, we cannot estimate with certainty the level of our exposure to potential losses at September 30, 2020. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition, and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 9, 2020.

HCI GROUP, INC.

BY:	/s/ James Mark Harmsworth
Name: James Mark Harmsworth Title: Chief Financial Officer

A signed original of this Form 8-K has been provided to HCI Group, Inc. and will be retained by HCI Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.